Exhibit 99.1

OFFERING MEMORANDUM SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this Offering Memorandum. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this offering, we encourage you to read this entire Offering Memorandum and the documents incorporated by reference in this Offering Memorandum, including the section entitled “Risk Factors” describing the risks related to our business, to our acquisition of Ally Financial Inc.’s international operations and to investing in the Notes and the consolidated financial statements of GM Financial and of Ally Financial Inc.’s international operations, including the accompanying notes, contained elsewhere or incorporated by reference in this Offering Memorandum, before deciding to invest in the Notes.

In this Offering Memorandum, unless the context indicates otherwise, “Company,” “GM Financial,” “we,” “us,” and “our” refer to General Motors Financial Company, Inc. and its subsidiaries which, as of the date of this Offering Memorandum, includes those entities that have already been acquired from Ally Financial Inc.; “Ally” refers to Ally Financial Inc.; “international operations” refers to the auto finance and financial services operations of Ally in Europe, Latin America and China and the entities that comprise such operations that we have acquired or will acquire; “North America” refers to the United States and Canada; “Europe” refers to Germany, the U.K., Austria, France, Italy, Switzerland, Sweden, Belgium, the Netherlands, Luxembourg, and Portugal; “Latin America” refers to Mexico, Chile, Colombia and Brazil; and “Transactions” refers to the transactions described under “Acquisition of the International Operations.”

As of the date of this Offering Memorandum, we have acquired Ally’s auto finance and financial services operations in Europe, other than in France and Portugal, and in Latin America, other than in Brazil, and we have not acquired the equity interest in GMAC-SAIC Automotive Finance Company Limited, which conducts auto finance and financial services in China.

General Motors Financial Company, Inc.

Overview

GM Financial, the wholly-owned captive finance subsidiary of General Motors Company (“GM”), is a global provider of automobile financing solutions. As of March 31, 2013, our portfolio consisted of $14.2 billion of auto loans and leases and commercial dealer loans in North America. We have been operating in the automobile finance business in North America since September 1992. Our strategic relationship with GM began in September 2009 and we were acquired by GM in October 2010 with the mission of providing captive financing capabilities to strategic and underserved segments of GM’s markets. Consistent with this mission, in November 2012, we announced the acquisition of Ally’s international operations which, when fully consummated, will provide us with the ability to serve GM dealers and consumers in Europe, Latin America and China. Following the completion of the acquisition of all of the international operations, we will have acquired a portfolio of auto loans primarily to prime borrowers and commercial dealer loans across these geographies that totaled $15.0 billion as of March 31, 2013. Upon completion of all of the Transactions, GM Financial will have a global footprint that covers approximately 80% of GM’s worldwide vehicle sales and includes both prime and sub-prime capabilities for consumer loans and leases and broad commercial lending capabilities for GM dealers. See “Acquisition of the International Operations.” Additionally, we maintain a significant share of the sub-prime auto finance market for used vehicles in North America, supporting used vehicle sales by both GM and non-GM dealerships.

As of April 2013, we operate in North America and internationally in Europe (other than France and Portugal) and Latin America (other than Brazil). Pending certain regulatory and other approvals, we expect to complete the acquisition of the remaining international operations that we have not already acquired later in 2013 or as soon as practicable thereafter. In North America, we offer consumer and commercial financing. In our North American consumer business, we primarily offer auto financing to sub-prime consumers who typically are unable to obtain financing from traditional sources such as banks and credit unions. We also offer a full credit spectrum of lease financing products for GM new vehicles as part of our consumer business in North America. We utilize a proprietary credit scoring system to differentiate credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval as well as appropriately tailor loan and lease pricing and structure. We source our business primarily through our relationships with automobile dealerships, which we maintain through our regional credit centers, marketing representatives (dealer relationship managers) and alliance relationships. We believe our origination efforts are supported by disciplined credit underwriting standards, risk-based pricing decisions and servicing expertise.

In 2012, we launched a commercial lending program for GM dealers in the U.S. and have now expanded that program to include GM dealers in Canada. Our strategy in offering commercial lending in North America is to build a platform with sufficient scale to support GM-franchised dealerships and provide relevant, competitive alternatives to existing marketplace offerings. This commercial lending program has grown rapidly in its first year, with approximately 150 dealer relationships and approximately $900 million in outstanding commercial loans as of March 31, 2013.

We have helped GM achieve incremental sales through our sub-prime lending and full credit spectrum leasing products in North America. We have a significant share of GM’s sub-prime financings for new vehicle sales in North America and have helped increase GM’s sub-prime sales penetration to industry-leading levels. As of March 31, 2013, GM’s sales penetration in the U.S. sub-prime segment (considered to be borrowers with a credit bureau score of less than or equal to 620) was 7.7% compared to the industry average of 6.3% in the same quarter and 4.8% in the September 2010 quarter, prior to GM’s acquisition of us. With respect to U.S. leasing, GM’s penetration was 20.6% for the quarter ended March 31, 2013 compared to the industry average of 24.4% and GM’s penetration of 8.6% in the September 2010 quarter.

Through our international operations, we currently offer consumer and commercial financing in Europe (other than France and Portugal) and Latin America (other than Brazil), primarily for GM customers and dealers. Following the completion of the remaining Transactions, our geographic coverage will also include France, Portugal, Brazil and China. The management team for the international operations, the members of which have become employees of GM Financial as a result of the Transactions completed thus far (other than for those responsible for Brazil and GMAC-SAIC), will continue to lead our international operations. These individuals have an average tenure of 23 years with Ally or its predecessors in the auto finance industry. In our international operations, we primarily offer retail loans to prime quality borrowers purchasing GM new vehicles. Depending on the country, we also offer financial leasing and balloon-type products to a lesser extent, and complementary financing-related insurance products, such as credit life, gap and extended warranty coverage, which we provide through third-party insurance brokers and insurance companies. Similar to our North American business, we utilize a proprietary scoring system in most markets and have a risk management group dedicated to our international operations that monitors credit policy compliance and overall credit performance. We also offer commercial financing to GM dealers through our international operations. The international operations have strong, multi-decade relationships with GM-franchised dealerships in Europe and Latin America and we provide floorplan and other commercial loans to more than 90% of GM-franchised dealerships in these regions. Our commercial lending strategy in Europe and Latin America focuses on maintaining the high penetration levels we currently have with GM dealers and creating opportunities for increased consumer financing penetration in order to help GM achieve incremental new car sales.

Traditionally the businesses have been funded, both in North America and internationally, primarily through the utilization of bank provided credit facilities and through public and private securitization transactions. As a result of the completion of the Transactions, we expect that our funding platform will include incrementally more unsecured funding in addition to our more traditional secured funding sources.

Acquisition of the International Operations

On November 21, 2012, we announced agreements with Ally to acquire its auto finance and financial services operations in Europe and Latin America and its non-controlling 40% equity interest in GMAC-SAIC Automotive Finance Company Limited (“GMAC-SAIC”), which conducts auto finance and financial services business in China.

As of the date of this Offering Memorandum, we have acquired Ally’s auto finance and financial services operations in Europe, other than in France and Portugal, and in Latin America, other than in Brazil. The closings related to the remaining Transactions will occur when the applicable closing conditions with respect to these Transactions have been satisfied or waived, which we currently expect to occur later in 2013 or as soon as practicable thereafter. The aggregate purchase price for all of the Transactions is approximately $4.2 billion, subject to closing adjustments. The aggregate amount paid with respect to the acquisitions that have occurred thus far is approximately $2.4 billion. In addition to the purchase price that we have paid with respect to the Transactions, we have also funded a $1.5 billion inter-company loan to certain of the entities we acquired in Europe, of which $1.3 billion was used to repay a loan from Ally to such European entities.

The approximately $2.4 billion paid for the acquisitions that have occurred thus far, and the $1.5 billion funded for the extension of the inter-company loan to our recently-acquired European entities, have been funded through a combination of $1.8 billion of our own cash, a $1.3 billion equity contribution from GM and $800 million in borrowings under an inter-company loan agreement with GM. The proceeds of this offering will be used, in part, to repay the borrowings under the inter-company loan agreement with GM. We anticipate that the acquisition of the remaining portions of the international operations that we have not acquired thus far will be funded through some combination of our own cash, $700 million in additional equity from GM, from borrowings under our inter-company loan agreement with GM and through this note offering.

As of December 31, 2012, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $3.0 billion in unsecured notes and inter-company debt, our balance sheet would reflect total assets of $34.3 billion, total liabilities (including consolidated debt) of $27.9 billion, tangible net worth of $5.2 billion and leverage, measured as total assets to tangible net worth, of 6.6x. As of December 31, 2012, on a pro forma basis assuming completion of the Transactions completed thus far and including an equity contribution of $1.3 billion from GM, our balance sheet would reflect total assets of $28.1 billion and total liabilities of $22.9 billion. See “Acquisition of the International Operations.”

Strategic Rationale for the Acquisition of the International Operations

The acquisition of the international operations transforms GM Financial into a global captive finance company and provides numerous strategic benefits, including:

•	closes the competitive gap with respect to financing penetration, customer retention and financing cost competitiveness for GM;

•	enhances our ability to increase incremental sales of GM vehicles globally;

•	strengthens our relationship with GM by increasing our global footprint to cover approximately 80% of GM’s worldwide vehicle sales;

•

further transitions our business into a full spectrum credit platform as the international operations are predominantly focused on prime credit quality retail and commercial lending borrowers, and diversifies our North American business, with its focus on sub-prime retail borrowers;

•	diversifies our customer base geographically;

•	strengthens our balance sheet by diversifying our funding mix to include more unsecured indebtedness, resulting in less encumbered assets and more operating flexibility;

•

strengthens our management team with the addition of the existing management team of the international operations, which ensures business continuity with in-house knowledge to evaluate and develop financing capabilities in underserved or previously exited international markets; and

•	provides us with self-contained operating platforms for the international operations, including people and systems, which allow for a quality transition and provides for operational continuity.

Business Strategies

Expand our business with GM-franchised dealers and drive incremental GM vehicle sales

Our originations strategy is centered on maintaining and expanding our business with GM-franchised dealers and on driving incremental GM vehicle sales. We intend to pursue opportunities to increase and enhance our strategic support of GM vehicle sales by expanding our consumer and commercial business with GM-franchised dealers in North America, maintaining the high penetration levels the international operations currently have with GM dealers in Europe and Latin America and supporting increased consumer sales of GM vehicles in Europe and Latin America through expanded and more attractive product offerings. Upon full completion of the Transactions, we will have a global footprint that covers approximately 80% of GM’s worldwide vehicle sales. We expect that through this global alignment our volume of GM new originations and the percentage of our total originations represented by GM new vehicles will continue to increase.

Historically, the international operations had operated in more countries compared with its current footprint. As we evaluate the opportunities and work to ensure the availability of financing in GM’s key international markets, we expect to re-enter certain previously exited countries over time.

Consumer Strategy.    Our consumer business strategy focuses primarily on increasing GM new vehicle sales by offering competitive financing programs to GM-franchised dealers. In North America, we provide financing solutions in specific market segments that are at times underserved or that we believe may benefit from additional competition. Our product offerings in North America include sub-prime loans and full credit spectrum leasing for GM new vehicles. In the future, we may seek to expand our product offerings in North America to include prime, direct-to-consumer and balloon loans, as well as expand our capabilities to support fleet leasing for small businesses. Additionally, we plan to maintain a significant share of the North American sub-prime market for used vehicle financing for both GM and non-GM dealers. In our international operations, we offer a diverse product offering to GM dealers, focusing primarily on retail loans for prime quality borrowers purchasing GM new vehicles. Depending on the country, we also offer financial leasing and balloon-type products to a lesser extent, and complementary financing-related insurance products, such as credit life, gap and extended warranty coverage, which we provide through third-party insurance brokers and insurance companies. Opportunities to expand our product offering in Europe and Latin America may include sub-prime lending, used vehicle financing and operating leasing.

Our support of GM’s competitive positioning in the market is demonstrated by our ability to drive incremental GM vehicles sales and our success in improving GM’s sales penetration of sub-prime loans and leases in the United States. Since our acquisition by GM in October 2010, GM’s U.S. sub-prime loan and lease penetration has increased at a greater rate than industry averages excluding GM. In Europe and Latin America, GM’s sales penetration of prime loans trails other vehicle manufacturers that have a captive finance company. One of our strategies for our international operations is to narrow this penetration gap, which we believe will facilitate incremental GM vehicle sales that are currently being lost due to financing not being available at competitive rates.

Commercial Strategy.    Our commercial lending offerings include wholesale or floorplan loans to GM dealers to finance the purchase of vehicle inventory, and loans to finance improvements to dealership facilities, provide working capital and purchase and/or finance dealership real estate. Our commercial lending business in North America is relatively new, having launched in the United States in April 2012 and subsequently expanded into Canada in March 2013. Our strategy for commercial lending in North America is to build a platform with sufficient scale to support GM-franchised dealerships and provide relevant, competitive alternatives to existing marketplace offerings. Our European and Latin American commercial lending operations have had a relationship for decades with most of the GM-franchised dealerships in the countries where they operate, often since the inception of the dealerships, and have penetration rates in excess of 90% of total GM-franchised dealerships. Our strategy with respect to European and Latin American commercial lending is to maintain the high penetration rates we currently have with GM dealers and create opportunities to increase our penetration of consumer financing products and achieve incremental GM sales.

Maintain disciplined underwriting and credit risk management

We are committed to maintaining prudent underwriting standards throughout the business cycle. We view our proprietary scoring models for credit risk assessment of both consumer and commercial borrowers, and risk-based structuring and pricing of consumer loans and leases, as key to properly executing our business strategy. In all of our markets, we employ a disciplined underwriting process that includes both the use of proprietary scoring models and other guidelines and evaluation criteria to structure our loans and leases. Our international operations use regional and in-country underwriting to underwrite both consumer loans and leases and commercial lending accounts. We believe this regional and in-country presence enables us to be more responsive to dealer concerns and local market conditions.

Focus on maintaining strength of balance sheet and liquidity

To support our continued growth, both in North America and across our international operations, and to maintain financial flexibility throughout the business cycle, we are focused on prudent balance sheet management as well as maintaining an adequate level of liquidity. We have significant equity support from our parent, GM; assuming completion of all of the Transactions, GM will have invested an aggregate amount of $5.5 billion in GM Financial since we were acquired in 2010. As of December 31, 2012, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $3.0 billion in unsecured notes and inter-company debt, our balance sheet would reflect total assets of $34.3 billion, total liabilities (including consolidated debt) of $27.9 billion, tangible net worth of $5.2 billion and leverage, measured as total assets to tangible net worth, of 6.6x. As of December 31, 2012, on a pro forma basis assuming completion of the Transactions completed thus far and including an equity contribution of $1.3 billion from GM, our balance sheet would reflect total assets of $28.1 billion and total liabilities of $22.9 billion. Additionally, our liquidity remains strong. As of December 31, 2012, we had $3.9 billion in credit facilities in North America for the origination of consumer receivables and leases. Also, as of December 31, 2012, on a pro forma basis assuming completion of all of the Transactions, we had credit facilities of $14.1 billion for the origination of consumer and commercial receivables and leases.

Maintain a diversity of funding sources

We have historically financed our business operations through a variety of sources, including credit facilities, securitization transactions and unsecured debt. We have a long history of successfully securitizing auto loans and anticipate continuing to use the securitization market as our primary funding source in North America. Similarly, the international operations have a long history of successfully financing auto loans and commercial loans through various secured and unsecured funding arrangements, including a history of using securitizations. We intend to continue to pursue a diversified funding strategy to access a variety of markets, channels and investors, including accessing the unsecured debt markets from time to time depending on prevailing conditions in the capital markets. Additionally, we believe that the increased scale and geographic and product diversification provided by the acquisition of the international operations enhances our credit profile and will be accretive to our ability to access a variety of capital sources.

Competitive Strengths

We believe our competitive strengths include the following:

Global captive finance company with full credit and product mix capabilities

Historically, we have focused on indirect sub-prime auto finance. GM acquired us in October 2010 to provide captive financing capabilities to strategic and underserved segments of GM’s markets. To fulfill this objective, in addition to continued

support of GM with sub-prime lending, we have added full credit spectrum leasing capability across North America in 2011 and commercial lending capability for GM dealers in the U.S. in 2012 and in Canada in early 2013. We anticipate introducing prime lending products to our North American operations in the future, potentially as early as 2014, thereby further diversifying our product and credit mix to include full-captive capability for GM dealers in the U.S. and Canada.

The international operations are focused primarily on retail loans for prime quality borrowers purchasing GM new vehicles and commercial lending to GM dealers. Consequently, the Transactions will result in further diversification of our credit and product mix towards prime and commercial, respectively, versus our current North American credit and product mix of sub-prime and consumer, respectively. Additionally, upon completion of all of the Transactions, our captive financing capabilities will expand to cover approximately 80% of GM’s worldwide vehicle sales on four continents, resulting in significantly greater geographic diversification than our historical North American concentration.

We believe that this increased geographic, credit and product mix diversification will lower our default rates and make our credit performance results less volatile, due to the increased percentage of prime retail and commercial loans in our portfolio, thereby resulting in more stable and predictable profitability and cash flows from operations. Additionally, we also believe that lower and less volatile credit losses should result in the ability to obtain improved financing terms, more reliable access to funding and lower cost of funds.

Established automobile finance franchise with long-term track record

Our combined businesses have successfully operated in the North American, European and Latin American markets for an extended period of time. We believe we benefit from this tenure in these markets through strong dealer relationships, robust marketing, origination and servicing capabilities as well as established underwriting practices. We believe our market experience positions us well to continue to grow within these markets, further develop existing relationships and continue to broaden our product platform.

In North America, we have been operating in the auto finance industry since 1992, and currently provide loans on new and used vehicles purchased by consumers from both GM and non-GM franchised and select independent dealerships. Since our acquisition by GM, we began providing lease financing for GM new vehicles in the United States and Canada and more recently have launched a commercial lending business for GM-franchised dealers in North America. In addition to our GM new vehicle financing activities, we have historically maintained a significant share of the sub-prime auto finance market, primarily financing used vehicle purchases. We believe we are well positioned to take advantage of the favorable existing trends in the new and used automobile markets in North America at both GM-franchised and non-GM dealerships and, with our expanded product offerings, we are positioned to continue to strengthen and broaden these dealer relationships over time.

In Europe and Latin America, the international operations have been a leading financing provider to the auto industry for decades. The international operations have extensive histories and broad multi-national capabilities, having operated in Europe for over 90 years, Mexico and Brazil for over 70 years, and Chile and Colombia for over 30 years. This long operational history provides insights into the many varied markets in which we have and will operate and has contributed to strong and long-term relationships with multiple constituencies in these markets, including GM dealers, financing sources and regulatory agencies.

Within the fast growing Chinese market, GMAC-SAIC was one of the first Chinese foreign auto finance joint-venture companies in China and has operated there for almost a decade. We believe that GMAC-SAIC will be able to continue to build on its existing relationships.

Strong relationship with and significant capital resources from our parent company, GM

As GM’s captive finance subsidiary, we currently benefit from, and will further benefit from upon the completion of the remaining Transactions, our access to GM-franchised dealerships across our North American, European, Latin American and Chinese operations, which we believe will drive increased origination volume from GM-franchised dealerships, both for new GM and used vehicles sold by these dealerships. Within our North American operations, we believe this relationship has contributed to the growth in our GM sub-prime origination volume as a percent of total GM U.S. sub-prime origination volume from 27.6% for the three months ended September 30, 2010 to 36.6% for the three months ended December 31, 2012. We also believe our relationship with GM will continue to facilitate North American volume growth related to our expanded product offerings, such as our lease and commercial lending programs.

Our international operations have worked with or been a part of GM for over 90 years and have long-standing relationships with GM dealers. This long tenure as a business partner of both GM and GM dealerships in Europe, Latin America and China has resulted in stable, consistent and trusted relationships. These relationships, in turn, afford us unique opportunities to provide market intelligence feedback, develop and coordinate marketing and financing campaigns at the country, regional and vehicle model level, participate in customized training programs for dealer personnel and develop improved consumer finance product offerings, supported or endorsed by GM, that dealers can utilize to achieve incremental vehicle sales.

In addition to facilitating origination volume growth and the expansion of our product offerings across our operations, GM also provides us with significant financial resources through the provision of equity capital and access to liquidity facilities as well as other financial arrangements. As of April 1, 2013, GM had invested $4.8 billion in GM Financial, comprised of GM’s initial investment of $3.5 billion, as part of the October 2010 acquisition, as well as its April 2013 equity contribution of $1.3 billion in connection with the Transactions we have completed thus far. Additionally, we anticipate GM making an additional investment of $700 million in connection with the completion of the acquisition of the remaining portions of the international operations that we have not acquired thus far, which would result in a total investment of $5.5 billion. These investments reflect the strategic importance to GM of having a global captive auto finance company. GM’s most recent equity contributions also reflect a commitment by GM to ensure that we remain appropriately capitalized while we significantly expand and diversify our business through the consummation of the Transactions.

Financial resources available to us from GM also include a tax sharing agreement, which effectively defers up to $1.0 billion in taxes that we would otherwise be required to pay to GM over time, and a $1.5 billion unsecured revolving credit facility. This revolving credit facility was used, in part, to fund the Transactions we have completed thus far. The commitment under this facility will be decreased to $600 million in June 2013, with a commitment period running to September 2014. While we have no commitment, we expect that our unsecured revolving credit facility with GM will be extended and increased as necessary to support our liquidity. We believe our unsecured revolving credit facility and our tax sharing agreement increase our overall financial flexibility and capacity for growth.

In addition to the unsecured revolving credit facility that GM provides us, we benefit from access to a portion of GM’s three-year $5.5 billion secured revolving credit facility (the “GM Revolving Credit Facility”) which GM entered into in November 2012, as this facility includes a GM Financial borrowing sub-limit of $4.0 billion. Although we have no present intention to do so, we may, subject to and depending on GM’s borrowing availability and activity, borrow against this facility for strategic initiatives. Neither we, nor any of our subsidiaries, guarantee any obligations under this facility and none of our or our subsidiaries’ assets secure this facility.

Opportunity for future growth

We believe that the combined businesses will have numerous opportunities to grow and expand, primarily through our relationship with GM and by leveraging our relationships with GM-franchised dealerships.

We have developed strong origination capabilities in North America across a broad spectrum of the auto finance industry. As of March 31, 2013, we had active dealer agreements with approximately 4,600 GM-franchised dealerships, representing approximately 96% of all GM dealerships in North America, and with approximately 10,100 non-GM dealerships. While we continue to originate loans through non-GM dealers in the U.S., the volume of our GM new vehicle originations, including loans and leases, has increased substantially since we were acquired by GM in October 2010, having gone from $180 million in 2010 to $3.1 billion in 2012. Additionally, since we launched our North American commercial lending business in April 2012, we have added approximately 150 dealers with outstanding receivables of $900 million as of March 31, 2013.

Our growth opportunities in North America include continued growth in our sub-prime lending business and in our leasing and commercial lending businesses, expansion of our consumer product offerings to include prime, direct-to-consumer and balloon loans, as well as expansion of our capabilities to support fleet leasing for small businesses.

We also have strong origination capabilities in Europe and Latin America, based on our high GM dealer penetration rates. As of March 31, 2013, the international operations had commercial lending relationships with approximately 2,800 dealers in Europe and Latin America, representing greater than 90% penetration in these regions. Our strong and long-standing relationships with GM dealers in Europe and Latin America provide us with an opportunity to increase our penetration of consumer lending for GM new vehicle sales by these dealerships. Currently, GM’s sales penetration of prime loans in Europe and Latin America trails other vehicle manufacturers that have a captive finance company. One of our strategies in Europe and Latin America is to narrow this penetration gap while increasing consumer loans in these regions.

Other growth opportunities in Europe and Latin America include re-entering certain countries that the international operations had previously exited, expanding lease product offerings, expanding sub-prime lending, and increasing used vehicle financing through GM dealerships.

We anticipate that the Chinese auto and auto finance market will continue to grow and mature and we expect to benefit from such growth upon the completion of the acquisition of the equity interest in GMAC-SAIC.

Disciplined credit underwriting across products, geographies and credit spectrum

We utilize proprietary credit scoring systems in our underwriting process across our North American, European and Latin American operations, for both our consumer and commercial lending activities and for our prime and sub-prime products. In the case of consumer applicants, these systems rank order risk which allows us to effectively structure our product offerings based upon our assessment of the applicant’s risk profile. For commercial lending applications, we assign dealers a risk ranking based on our due diligence and the assessment of various financial ratios. In addition to utilizing our credit scoring systems, we maintain other underwriting guidelines comprised of numerous evaluation criteria. For consumer loans our evaluation criteria include:

•	identification and assessment of the applicant’s willingness and ability to repay the loan or lease, including consideration of credit history and performance on past and existing obligations;

•	credit bureau and other third-party data as available;

•	collateral identification and valuation;

•	payment structure and debt ratios;

•	insurance information;

•	employment, income and residency verifications, as considered appropriate; and

•	in certain cases, the creditworthiness of a co-obligor.

Our North American and international operations have separate risk management departments that oversee development of our credit scoring systems, monitor compliance with credit policy and track and evaluate credit performance. For our commercial borrowers, collateral audits are conducted regularly and we monitor dealership financial results and other performance indicators.

Conservative balance sheet and strong liquidity position

The combined businesses will continue to maintain the disciplined approach to capital structure management we have demonstrated historically, with the completion of the Transactions aligning our balance sheet with our long-term objectives.

As of December 31, 2012, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $3.0 billion in unsecured notes and inter-company debt, our balance sheet would reflect total assets of $34.3 billion, total liabilities (including consolidated debt) of $27.9 billion, tangible net worth of $5.2 billion and leverage, measured as total assets to tangible net worth, of 6.6x, consistent with our target range of 6-8x. As of December 31, 2012, on a pro forma basis assuming completion of the Transactions completed thus far and including an equity contribution of $1.3 billion from GM, our balance sheet would reflect total assets of $28.1 billion and total liabilities of $22.9 billion.

As of December 31, 2012, on a pro forma basis assuming completion of all of the Transactions, including an equity contribution of $2.0 billion from GM and the incurrence by us of $3.0 billion in unsecured notes and inter-company debt, our liquidity would be $3.8 billion, consisting of cash-on-hand, available borrowing capacity on our credit facilities for the origination of consumer and commercial receivables and available borrowing capacity on our unsecured revolving credit facility from GM. As of December 31, 2012, we had $3.9 billion in credit facilities in North America for the origination of consumer receivables. Also, as of December 31, 2012, on a pro forma basis assuming completion of all of the Transactions, we had credit facilities totaling $14.1 billion for the origination of consumer and commercial receivables.

In North America, we have used securitizations as our primary source of permanently financing our originations, having raised more than $71 billion since 1994. The international operations utilize a diverse funding platform that incorporates both secured and unsecured sources, including the use of securitizations, commercial paper programs and deposit type programs depending on market conditions. Like in the U.S. and Canada, the international operations fund in local currency to reduce currency and country risk. We expect to continue to fund in local currency when possible, to maintain liquidity levels appropriate to our scale of operations and leverage, as defined above, in the 6-8x range.

Experienced management team

Our executive management team in North America has an average tenure at GM Financial of approximately 15 years. Almost all of the executive management team has remained in place subsequent to our being acquired by GM. In addition, we have had strong stability among the senior leaders in our origination, servicing and credit risk management groups. The management team for the international operations, the members of which have become employees of GM Financial as a result of the closing of the Transactions completed thus far (other than for those responsible for Brazil and GMAC-SAIC) and will continue to lead our international operations, had an average tenure of 23 years with Ally or its predecessors in the auto finance industry. This stability has enabled our management team to gain experience operating our business across several economic cycles.

Business

We are a global provider of automobile finance solutions and operate in the market as the wholly-owned captive finance subsidiary of our parent, GM. As a result of the Transactions, we intend to conduct our business generally in two segments, in North America and internationally in Europe, Latin America and China. Upon the closing of the acquisition of the remaining portions of the international operations we will conduct business in France, Portugal, Brazil and in China (through an equity interest in GMAC-SAIC), and these will be included in our international segment.

North America

Consumer

Our automobile finance programs in North America include sub-prime lending and full spectrum leasing. Our sub-prime lending program is designed to serve customers who have limited access to automobile financing through banks and credit unions. Our typical borrowers have experienced prior credit difficulties or have limited credit histories and generally have credit bureau scores ranging from 500 to 700. We generally charge higher rates than those charged by banks and credit unions and we also expect to sustain a higher level of defaults than these other automobile financing sources.

Our full spectrum leasing product is offered through GM dealers and targets prime and sub-prime consumers leasing GM new vehicles. We are generally looking to be a competitive and relevant lease provider for GM and to provide competitive alternatives to existing marketplace offerings.

As a primarily indirect auto finance provider, we focus our marketing activities on automobile dealerships. We are selective in choosing the dealers with whom we conduct business and primarily pursue GM and non-GM manufacturer franchised dealerships with new and used car operations and a limited number of independent dealerships. We generally finance GM new vehicles, moderately-priced new vehicles from other manufacturers, and later-model, low-mileage used vehicles. Of the contracts purchased by us during fiscal 2012 and the first quarter of 2013, 94% were originated by manufacturer franchised dealers, and 6%, by select independent dealers; further, 48% and 50%, respectively, were used vehicles, 31% and 29%, respectively, were GM new vehicles (not including GM new vehicles that we leased during the year) and 21% were new non-GM vehicles.

Our origination platform provides specialized focus on marketing our financing programs and underwriting loans and leases. Responsibilities are segregated so that the sales group markets our programs and products to our dealer customers, while the underwriting group focuses on underwriting, negotiating and closing loans and leases. Our sales and underwriting groups are further segregated with separate teams servicing GM dealers and non-GM dealers, allowing us to continue efficient service for our non-GM dealers under the “AmeriCredit” brand while providing GM-franchised dealers the broader loan, lease and commercial lending products we offer under the “GM Financial” brand.

We utilize a proprietary credit scoring system to support the credit approval process. The credit scoring system was developed through statistical analysis of our consumer demographic and portfolio databases consisting of data which we have collected over 20 years of operating history. Credit scoring is used to differentiate credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval and tailor contract pricing and structure. In addition to our proprietary credit scoring system, we utilize other underwriting guidelines in our underwriting process to help us further evaluate the credit risk of our consumer financing activities.

Our servicing activities include collecting and processing customer payments, responding to customer inquiries, initiating contact with customers who are delinquent, maintaining the security interest in the financed vehicle, monitoring physical damage insurance coverage of the financed vehicle, and arranging for the repossession of financed vehicles, liquidation of collateral and pursuit of deficiencies when appropriate. Our activities also include managing an end-of-term process for consumers purchasing or returning leased vehicles.

Commercial

In April 2012, we launched our commercial lending platform to further support our GM-franchised dealerships and their affiliates. Our commercial lending offerings consist of loans to finance the purchase of vehicle inventory, also known as wholesale or floorplan financing, as well as dealer loans, which are loans to finance improvements to dealership facilities, to provide working capital, and to purchase and/or finance dealership real estate.

Each dealer is assigned a risk rating based on various factors, including, but not limited to, collateral analysis, capital sufficiency, operating performance, financial outlook and credit and payment history, if available. The risk rating indicates the pricing for and guides the management of the account. We monitor the level of borrowing under each dealer’s account daily. Our commercial loan servicing activities include dealership customer service, account maintenance, exception processing, credit line monitoring and adjustment and insurance monitoring.

International

Consumer

We primarily employ an indirect-to-consumer model similar to the one we use in North America. Our consumer lending programs focus on financing prime quality consumers purchasing GM new vehicles. In many of the countries in which we operate, we also offer financial leases and a lease/retail hybrid product that includes a balloon payment at expiration where the consumer may elect to pay, refinance or return the vehicle. We also offer finance-related insurance products through third parties, such as credit life, gap and extended warranty coverage. We finance primarily new automobiles, although we also finance used automobiles and expect to increase that business in the future.

Commercial

We utilize a “dealer-centric” approach offering a broad portfolio of products and services to promote one-stop shopping and help dealers more easily grow their business. Commercial products offered to dealer customers include new and used vehicle inventory financing, inventory insurance, working capital and capital improvement loans. Other commercial products include fleet financing and storage center financing. In addition, we provide training to dealer employees to help them maximize the value of these finance and insurance products.

Underwriting

In most of the countries in which we operate, similar to our underwriting process in North America, we utilize a proprietary credit scoring system to differentiate consumer credit applications and to statistically rank-order credit risk in terms of expected default rates, which enables us to evaluate credit applications for approval and tailor loan and lease pricing and structure.

We also utilize a proprietary underwriting system for commercial lending that has been refined through decades of experience in managing economic cycles. This process involves assigning a risk rating to each dealer based on our due diligence of various factors, including, but not limited to, collateral analysis, capital sufficiency, operating performance, financial outlook and credit and payment history, if available. The underwriting processes are performed in commercial lending centers located in China, Mexico, Brazil and Germany, the management of which operates independently of in-country sales and servicing operations.

Financing

In both our North American and international operations, we primarily finance our loan, lease and commercial origination volume through the use of our secured and unsecured bank lines, through public and private securitization transactions where such markets are developed and, to a lesser extent in Latin America, through public financing programs like the issuance of commercial paper and other financing programs. Additionally, in Europe, a portion of our operations are funded through an inter-company loan from GM Financial to our European entities.

Consumer loans and leases, as well as receivables originated in our commercial lending business, are typically funded initially using bank lines, which may be secured or unsecured and which may also be committed or uncommitted, with participating banks providing financing either directly or through institutionally managed commercial paper conduits. Under these facilities, we may utilize special purpose finance subsidiaries to issue notes to the bank participants or agents, collateralized by finance contracts and cash that we have transferred to such subsidiaries.

We also pursue a financing strategy of securitizing our consumer loan and lease originations, as well as our commercial receivables, to diversify our funding sources and free up capacity on our bank lines for the origination of additional finance receivables. This has traditionally allowed us to finance our finance receivables portfolio over the life of a securitization transaction and lock in the excess spread on the receivables financed.

We seek to fund our international operations through local sources of funding to minimize currency and country risk. As such, the mix of funding sources varies from country to country, based on the characteristics of our receivables and the relative development of debt capital and securitization markets in each country. Our Latin American operations are entirely funded locally. Our European operations obtain most of their funding from local sources, but also borrow funds from affiliated companies, including GM Financial.

In addition to our bank lines and securitization programs, GM provides us with financial resources through a tax sharing agreement, which effectively defers up to $1.0 billion in taxes that we would otherwise be required to pay to GM over time, and through a $1.5 billion unsecured revolving credit facility. This revolving credit facility was used, in part, to fund the Transactions we have completed thus far. The commitment under this facility will be decreased to $600 million in June 2013, with a commitment period running to September 2014. While we have no commitment, we expect that our revolving credit facility with GM will be extended and increased as necessary to support our liquidity.

Corporate Information

We were incorporated in Texas on May 18, 1988, and succeeded to the business, assets and liabilities of a predecessor corporation formed under the laws of Texas on August 1, 1986. Our predecessor began operations in March 1987, and the business has been operated continuously since that time. Our principal executive offices are located at 801 Cherry Street, Suite 3500, Fort Worth, Texas, 76102 and our telephone number is (817) 302-7000.

Recent Developments

On April 1, 2013, we acquired Ally’s auto finance and financial services operations in Europe, other than France and Portugal, and in Latin America, other than Brazil. The aggregate amount paid with respect to these acquisitions was approximately $2.4 billion. In addition to the purchase price, we also funded a $1.5 billion inter-company loan to certain of the entities we acquired in Europe, of which $1.3 billion was used to repay a loan from Ally to such European entities.

On May 2, 2013, we announced our March 31, 2013 quarterly operating results. We reported net income of $106 million for the quarter ended March 31, 2013, compared to $91 million for the December 2012 quarter and $112 million for the March 2012 quarter. Total loan and lease originations were $2.0 billion for the quarter ended March 31, 2013, compared to $1.5 billion for the quarter ended December 31, 2012 and $1.8 billion for the quarter ended March 31, 2012. Loan and lease financing for GM new vehicles accounted for 51% of total loan and lease originations for the quarter ended March 31, 2013, compared to 43% for the quarter ended December 31, 2012 and 45% for the quarter ended March 31, 2012. Commercial lending receivables increased to $872 million at March 31, 2013, compared to $554 million at December 31, 2012. Finance receivables totaled $11.5 billion at March 31, 2013.

Consumer finance receivables 31-to-60 days delinquent were 4.3% of the portfolio at March 31, 2013, compared to 3.2% at March 31, 2012. Accounts more than 60 days delinquent were 1.5% of the portfolio at March 31, 2013, compared to 1.2% at March 31, 2012. Annualized net charge-offs were 2.6% of average finance receivables for the quarter ended March 31, 2013, compared to 2.5% for the quarter ended March 31, 2012. Please see our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013.

We did not acquire any of Ally’s auto finance and financial services operations until April 1, 2013. Accordingly, the financial and operating results for the operations that we did acquire are not included in our quarterly operating results as of and for the quarter ended March 31, 2013. The following table summarizes certain pro forma financial information for us, including the operations we acquired on April 1, 2013 had the acquisition occurred as of the first day in the periods presented (in millions):

Three Months Ended March 31, 2013
Total revenue	$765
Net income	143

For the three months ended March 31, 2013, the international operations in total, including the operations we acquired in Europe and Latin America and those we have yet to acquire (including the operations in France, Portugal, Brazil and the equity interest of GMAC-SAIC), generated total revenue of approximately $400-450 million and, excluding certain non-recurring items, generated pretax income of approximately $100-120 million. Total consumer originations for the international operations were approximately $2.3 billion for the quarter ended March 31, 2013 (including originations in China), and average commercial lending receivables were approximately $4.5 billion for the quarter, up slightly from average commercial lending receivables for the quarter ended December 31, 2012. Consumer finance receivables 31-plus days delinquent were approximately 2.2% at March 31, 2013, compared to 2.1% at December 31, 2012.

The estimates and statements above are unaudited and represent the most current information available to management. These estimates and statements are preliminary. There can be no assurance that final first quarter results of the international operations will not differ materially from these estimated results. Accordingly, readers should not place undue reliance on these estimates and statements. In addition, during the course of closing the internal operations financial statements for the quarter ending March 31, 2013, there may be items that would require adjustments that may be material to the results described above. As a result, this discussion is subject to risks and uncertainties inherent in forward-looking statements.